UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                        Under the Securities Act of 1934


                              FAXSAV, INCORPORATED
                                 (Name of Issuer

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                   31210L-10-4
                                 (CUSIP Number)

                                February 12, 1999
             (Date of Event which Requires Filing of this Statement)


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                                 SCHEDULE 13D/A


CUSIP No. 31210L-10-4

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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          WAYNE CLOSE
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*
                                                                        (a) |_|
                                                                        (b) |_|
-------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OE 2(e)

                                                                            |_|

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6         CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

    NUMBER OF SHARES             1,231,800
  BENEFICIALLY OWNED BY    -----------------------------------------------------
  EACH REPORTING PERSON    8     SHARED VOTING POWER
          WITH
                                 0
                           -----------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 1,231,800
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,231,800
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

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13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.86%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(A)         Name of Issuer

                  FaxSav, Incorporated

ITEM 1(B)         Address of Issuer's Principal Executive Offices

                  399 Thornall Street
                  Edison, NJ  08837

ITEM 2(A)         Name of Person(s) Filing

                  Wayne Close

ITEM 2(B)         Address of Principal Business Office or, if none, residence

                  19161 S.E. Debora Drive
                  Boring, OR  97009

ITEM 2(C)         Citizenship

                  United States

ITEM 2(D)         Title of Class of Securities

                  Common stock, par value $0.01

ITEM 2(E)         CUSIP Number

                  31210L-10-4

ITEM 3   Source and Amount of Funds

                  Securities reported on this Schedule 13D/A were purchased at an aggregate price of $1,522,841 invested from the personal funds of the Reporting Person.

ITEM 4   Purpose of Transaction

                  Securities obtained for the individual account of the Reporting Person for investment purposes only. The Reporting Person has no plans to cause the occurrence of events reportable under Item 4.

ITEM 5   Ownership

                  (a)      Amount Beneficially Owned by Reporting Person:
                              1,231,800 Shares

                  (b)      (i)      Sole power to vote or to direct the vote:
                                                  1,231,800 shares

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                  (b)      (ii)     Shared power to vote or to direct the vote:
                                                  0

                  (b)      (iii)    Sole power to dispose or to direct the
                                    disposition of:
                                                  1,231,800 shares

                  (b)      (iv)     Shared power to dispose or to direct the
                                    disposition of:
                                                  0

                  (c) Transactions within past sixty days: During the period between December 26, 1998, and the date of filing, the Reporting Person acquired 139,300 shares of Common Stock, par value $0.01, of the Issuer at a weighted average price of $6.70 per share through purchases effected by a registered broker or dealer.

                  (d)      None.

                  (e)      N/A.

ITEM 6 Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

                  None.

ITEM 7   Material to be Filed as Exhibits

                  None.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        February 22, 1999                        /s/Wayne Close
--------------------------------    -------------------------------------
              Date                                  Signature

                                           Wayne Close / Reporting Person
                                           ------------------------------

                                                    Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.